Exhibit 10.10

AUTHORIZED DISTRIBUTOR AGREEMENT

This Authorized Distributor Agreement (the "Agreement") is entered into this 14th day of July 2005 (the "Effective Date"), by and between Implant Sciences Corporation (the "Company" or "Implant") having its principle place of business at 10 Audubon Road, #5, Wakefield, MA 01880, and Homeland Integrated Security System, Inc. (the "Distributor"), having its principle place of business at I Town Square Boulevard, Suite 347, Asheville, NC 28803.

IN CONSIDERATION of the following mutual terms, covenants and condition, the parties agree as follows:

1. Products.

"Products" shall mean those products manufactured and/or sold by Implant which are listed in Schedule I attached hereto. The Products are subject, at any time and a Implant's sole discretion, to deletion, modification or change in design or specification The inclusion of any future products of Implant hereunder is subject to Implant's sol discretion.

2. Appointment of Distributor; Territory.

2.1 Appointment. Implant hereby appoints Distributor, and Distributor doe hereby accept such appointment, as its exclusive authorized distributor of the Products in the Territory (as defined by Section 2.2 below). For so long as Distributor performs it obligations hereunder, Implant shall not appoint any other distributor to sell the Product in the Territory.

2.2 Territory. Distributor shall sell, market, and distribute the Products in the geographic locations set forth in Schedule 2.2 (the "Territory"). In no event shall Distributor sell, market or distribute the Products outside the Territory without the prior express written consent of Implant.

2.3 Channels of Distribution. Distributor shall use its best efforts to sell, market, and distribute the Products to all end-users in the medical services market located in the Territory.

2.4 Good Standing Compliance. Distributor is a corporate entity duly organized and in good standing, and will remain in compliance with all applicable laws in the Territory.

2.5 Preexisting Organization. Distributor represents that it has, prior to entering this Agreement, substantial financial, marketing and other resources and a sales organization and market knowledge sufficient to effectively and successfully distribute the Products. Distributor will provide to Implant such reasonable financial and other information regarding Distributor as Implant may reasonably request, to support its qualifications to represent Implant as a distributor.

2.6 Direct Sales. Distributor acknowledges that Implant maintains the right and option to sell the Products directly or through its distributor organization, at its discretion. If Distributor is not in default of the terms or conditions of this Agreement or the Agreement has not been terminated in accordance with Section 9.3, in the event t at Implant, with the consent of Distributor, which consent will be timely given and not unreasonably withheld, should make any sales directly to customers in the Territory , Implant will compensate Distributor at a rate equal to the commission rate of 10% of et Collected Sales (price collected by Implant for the sale of Products in the Territory less freight, taxes, insurance, installation costs, discounts, rebates, refunds and returns), excluding OEM sales.

3. Obligations of Distributor.

3.1 Advertising and Sales Efforts. Exclusivity. Distributor shall maintain active sales organization capable of the solicitation of sales of the Products in t e Territory. Distributor shall use all reasonable and customary methods of selling t Products in the Territory, including, without limitation, direct customer contact, trade shows, direct mail campaigns and the publication and distribution of all necessary advertising and promotional materials. Implant must approve all advertising a d promotional materials prior to release. Distributor must display the Implant authorized distributor logo on all advertising of the Products, at all trade shows where Products e shown and in an catalogs where Products are listed. Distributor must comply with e provisions of Section 4.1 to maintain its exclusivity.

3.1.1 Distributor recognizes that in order for it to satisfy its exclusive distribution and sales efforts obligations hereunder it is not possible to promote and s 11 products which compete with those of Implant. In partial consideration of Implant's grant of the distributorship hereunder, Distributor agrees to advise Implant in advance f any undertaking to represent, distribute, or otherwise handle competitive products of t e type, size and capability of the Products. Distributor acknowledges and agrees t Implant may at its option elect to terminate this Agreement under Section 9.3.2 in t e event Distributor represents, distributes or otherwise handles any such competitive products.

3.1.2 Distributor further recognizes that in order to satisfy its sales efforts obligations throughout the Territory it is not possible to promote and sell outside of the Territory, and the parties acknowledge that as partial consideration of Implant s grant of the distributorship hereunder, Distributor agrees not to promote, supply or s II Products which it knows, or has reason to believe, are intended for delivery or resale outside of the Territory.

3.2 Sales Reports. Distributor shall furnish Implant within 30 days of the end f each calendar quarter, a report in a format provided by Implant relating to sales f Product by type and by ZIP Code, where applicable, for such calendar quarter. Distributor shall keep Implant informed as to the general business conditions a activities in the Territory.

3.3 Insurance. Distributor shall maintain adequate insurance against all types of public liability, in such amounts and with such insurance companies as is customary in accordance with sound business practices, including general liability coverage f $1,000,000. Distributor shall upon the request of Implant furnish certificates of such insurance.

3.4 Compliance With Law. Distributor shall comply with all applicable laws a d regulations relating to the sale and distribution of the Products and the performance of Distributor's duties and obligations hereunder, including without limitation, 11 regulations as set forth by the applicable regulatory bodies within the Territory a d having any jurisdiction over the Territory, if applicable, including all import/export regulations and licensing, applicable record keeping and reporting requirements.

3.5 Training. Distributor shall be solely responsible for the training of its customers at the time of sale and after sale, on the proper use and recommend d maintenance of the Products. A designated number of Distributor's sales personnel shall complete the Implant Training Course as provided in Section 5.4 below. Distributor shall be solely responsible for its and its employees' expenses in connection with the Implant Training Course and such activities.

3.6 Service. Unless Distributor is also an Implant authorized service center, it shall direct all end-user inquiries regarding service to an Implant authorized service center. Notwithstanding, Distributor shall perform all first response service a d troubleshooting. Company shall provide a one (I) year, full parts and labor, return 0 factory warranty on Products (the "Warranty Period") and in accordance with t e warranty provisions set forth in Section 8. At the end of the Warranty Period, Company shall make available to Distributor a standard Service and Maintenance Contract :fl r ongoing maintenance and service requirements of the Products.

3.7 Inventory. Distributor shall maintain an adequate inventory of Products a d recommended spare or replacement parts to adequately service end-users in the Territory.

3.8 Financial Information. Distributor shall provide to Implant, on reasonable notice, such financial information regarding Distributor as Implant may reasonably request, including, but not limited to, any updates on the information originally submitted by Distributor in connection with its request to become a Implant authorized distributor.

3.9 Documentation. Distributor shall deliver to its customers along with Products, all documentation supplied by Implant with such Products.

3.10 Reputation. Distributor shall, at all times, conduct its business in a manner 0 as to promote and maintain the goodwill and reputation of Implant and the Product .
Distributor shall bring to the notice of Implant any information received which is likely 0 be of use to Implant in marketing the Products.

4. Purchase and Sale of the Products.

4.1 Sales Forecast. During the term of this Agreement, Distributor shall purchase from Implant the minimum annual amount of Products set forth on Schedule 4. Distributor acknowledges and agrees that the failure of Distributor to purchase t e amount of Products set forth on Schedule 4.1, subject to any adjustment required y Section 5.5 below, shall constitute grounds for the early termination of the Agreement y Implant as provided in Section 9.3.2 below. Distributor and Implant shall revise Schedule 4.1 on any renewal of this Agreement, but in no event will the new Schedule 4.1 amount be less that the initial Schedule 4.1 amount increased 5% per year from t e Effective Date. Distributor further agrees that payments on amounts purchased as s t forth herein will be made in accordance with the provisions of Section 4.4 below.

4.2 Delivery and Taxes. Delivery of the Products purchased hereunder shall be made F.O.B. Implant's facilities, Wakefield, Massachusetts. Implant shall have the right to make partial shipments and each partial shipment shall be deemed a separate sale. Distributor shall take title to the Products upon such delivery and all risks of loss or damage and expenses shall thereafter rest upon Distributor including, without limitation, all risks and expenses incurred in the storage, cartage and transportation of the Products as well as all insurance, fees, charges and taxes, and all other charges and expenses of any nature thereafter incurred with respect to the Products. Distributor shall have 0 right of return regarding any shipments of Products except for returns made in connect' on with Implant's standard warranty policies.

4.3 Price. The prices which Distributor shall pay for the Products shall be as specified on Implant's price list in effect from time to time less a discount as set forth n Schedule 4.3. Distributor acknowledges and agrees that Implant, in its sole discretion, shall have the right to change any of the prices on at least 30 days' advance written notice to Distributor. All shipments resulting from purchase orders accepted by Implant on or after the effective date of any such change shall be at the new price. Implant shall a so have the right to change any volume discount pricing schedule on 30 days' advance written notice to Distributor. Under unusual circumstances and in order to meet a specific competitive price, Implant may deviate from the price list for Products then in effect pursuant to the Implant policies then in effect.

4.4 Terms of Payment. Payment for shipments of Products purchased hereunder shall be in accordance with Implant's standard sales terms and conditions as may from time to time be supplied by Implant to Distributor, including payment of thirty percent (30%) of the gross sales amount at the time the order is placed with the balance due in advance of shipment. All payments are to be in US Dollars and are to be transacted via wire transfer or letter of credit acceptable to Implant. Distributor acknowledges t at noncompliance by Distributor with Terms of Payment is a material breach of t is Agreement. Implant will give Notice to Distributor of a Breach and Distributor will ha e five (5) business days after Notice to cure this breach.

4.5 Demonstration Units. Distributor agrees to purchase up to five (5) units oft e Quantum Sniffer, Model QS-HIOO (the "Demonstration Units") during the Term, as further described in this Agreement, at a purchase price equal to seventy percent (70%) of the Manufacturers Suggested Retail Price (the "MSRP") then in effect. Payment or shipments of the Demonstration Units shall be in accordance with the terms set forth in Section 4.4.

4.6 Governing Terms. In the event of any dispute between the terms of this Agreement and the terms of any purchase order, confirmation or invoice, the terms of t is Agreement shall govern.

5. Obligations of Implant.

5.1 Delivery of Products. Implant agrees to manufacture and deliver, or cause 0 be manufactured and delivered, in a timely manner, the standard Products purchased y Distributor hereunder.

5.2 Sales Literature~ Implant agrees to provide at no cost to Distributor such quantities of specification sheets, catalogs and other printed sales materials relating to e Products as shall be reasonably requested by Distributor.

5.3 Marketing Assistance. Implant agrees to provide such further marketing a d sales assistance as Implant, in its sole discretion, may deem necessary to facilitate t e marketing of the Products by Distributor in the Territory.

5.4 Training. Implant agrees to provide training for employees of Distributor t Implant's Wakefield, Massachusetts facility concerning the use, application, sale, a d distribution of the Products (the "Implant Training Course"). Distributor shall be sole y responsible for the transportation, lodging and expenses of its employees while attending the Implant Training Course. In the event Distributor requires training of employees t locations other than Implant's Wakefield, Massachusetts facility (the "Off-Si e Training"), Distributor will incur all costs of transportation, lodging and expenses f Implant personnel for the provision of Off-Site Training.

5.5 Adjustment to Schedule 4.1. At its sole determination, Implant w II reasonably adjust Schedule 4.1 for the effect, if any, of Product recalls or other even s, which have a material effect on Distributor s ability to sell Products.

6. Patents. Each party hereto shall immediately notify the other party if any legal action alleging a violation of any patent or other similar proprietary right affecting t e manufacture or sale of the Products is filed or threatened. In such event, Implant agrees that it will, at its own cost and expense, compromise, settle or defend any action, suit r claim in which such infringement is alleged; provided, however, that Distributor gives Implant prompt written notice of any such claim, tenders the defense (including the rig t of settlement) of any such claim to Implant and provides Implant with full cooperation for the defense or settlement of the claim. The failure of Distributor to give Implant prompt written notice shall not limit the obligations of Implant unless Implant shall e prejudiced by such failure. If Implant receives notice of an alleged infringement, or if Distributor's use or sale of the Products is prevented by permanent injunction, Implant may, in its sole option and expense, procure for Distributor the right to continue the s e and distribution of the Products, or provide Distributor with a different version of t e infringing Product(s) that substantially conforms to the specifications thereof that is n t infringing, or terminate this Agreement. The rights granted to· Distributor under t is Section 6 are the sole and exclusive remedy for any alleged infringement of any patent r similar proprietary right. Implant shall not have any obligation or liability 0 compromise, settle or defend any action, suit or claim in which liability for infringement arises from the use of the Products in a manner for which they were not designed or d e to the Products being combined with another product. Distributor acknowledges that 0 licenses are granted or implied by this Agreement under any patents owned or controlled by Implant or under which Implant has any rights, except the right to sell and use t e Products specified in Schedule I hereto.

7. Confidentiality. The parties agree to maintain in confidence and not to disclose 0 any third party, either during or after the term of this Agreement, any information of a y nature whatsoever furnished by one party to the other, except for information which is, r becomes, public or general industry knowledge other than through default of the party 0 this Agreement receiving such information. The parties further agree not to use such information in any way, directly or indirectly, except as required in the course of t e performance of this Agreement. The terms and provisions of this Section 7 shall survive any termination of this Agreement.

8. Warranty, Limitation of Liability. Implant warrants the Products as set forth n written materials which may be provided from time to time by Implant prior r concurrently with the shipment of Products. IT IS UNDERSTOOD AND AGREE THAT IMPLANT'S WRITTEN WARRANTY TO DISTRIBUTORS IS IN LIEU F ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING WITHO T LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY FITNESS FOR A PARTICULAR PURPOSE. As set forth in the written warrant, Implant's sole obligation in the event of a breach or warranty shall be to repair or replace the defective product at its election. Distributor shall have no authority to make a y representations or warranties concerning the Products other than those set forth in written materials provided to Distributor by Implant pursuant to this Agreement. EXCEPT S EXPRESSLY PROVIDED IN THIS AGREEMENT, IMPLANT SHALL HAVE N OTHER RESPONSIBILITY OR LIABILITY WITH RESPECT TO THE PRODUCT , OR THE USE THEREOF, OR ANY SERVICES SUPPLIED HEREUNDER, AND I NO EVENT SHALL IT BE LIABLE FOR INCIDENTAL, SPECIAL 0 CONSEQUENTIAL DAMAGES.

9. Term, Termination and Remedies.

9.1 Initial Term. This Agreement shall remain in place for three (3) years fro the Effective Date (the "Term") unless terminated earlier pursuant to Section 9.3 below.

9.2 Renewal. This Agreement will be automatically renewed at the end of t e Term for successive one (1) year terms unless cancelled prior thereto in writing at lea t ninety (90) days prior to the expiration of the Term or subsequent renewal periods.

9.3 Termination. In addition, either party shall have the right to terminate this Agreement by written notice to the other party effective immediately upon the receipt f such notice, upon the occurrence of any of the following events:

9.3.1 In the event that the other party shall be adjudicated bankrupt or shall petition for or consent to any relief under any bankruptcy, reorganization, receivership, liquidation, compromise, or a y moratorium statute, whether now or hereafter in effect, or shall ma e an assignment for the benefit of its creditors, or shall petition for t e appointment of a receiver, liquidator, trustee, or custodian for all or a substantial part of its assets and is not discharged within thirty (3) days after the date of such appointment;

9.3.2 Upon any default in the performance of or breach of any agreement, covenant, obligation or undertaking of the other party made hereunder, including, without limitation, (i) the failure of Distributor to purchase the minimum amounts set forth in Section 4.1 and on Schedule 4.1, (n the failure of Distributor to pay invoices when due, or (Hi) the failure of Distributor, without justification, to take delivery of the Products, . f such default or breach shall not be remedied to the satisfaction of t e party giving notice of termination within thirty (30) days of delivery f such notice; except for a default under (ii) above for which a five( ) day cure period is required; or

9.3.3 In the event that Implant should sell its business, or any substantial part thereof, whether by merger, consolidation, reorganization, sale f assets, sale of stock, or otherwise, Implant may, at its option, give Distributor notice of termination of this Agreement effective upon t e consummation of any such sale.

9.4 Rights and Remedies on Termination. Upon the termination of this Agreement, the parties shall have the following rights, remedies and duties with respect to this Agreement and the Products:

9.4.1 Subject to the qualifications and limitations set forth below, Distributor shall promptly deliver to Implant, or otherwise dispose as instructed by Implant, all of the Products, including parts a d materials, which Distributor has in its possession or under its control, all technical instruction books, technical pamphlets, catalog, advertising materials, specifications, and all other material, documents or papers, excluding correspondence between the parties, which Distributor has in its possession or under its control. With n ninety (90) days of return of the Products pursuant to this Section 9. , Implant shall reimburse Distributor an amount equal to the origin I purchase price paid by Distributor to Implant for such Products, less twenty-five percent (25%) of such original purchase price 'f termination is due to Distributor's breach or default of any terms r conditions of this Agreement, as a cancellation and restocking fee. Notwithstanding any of the foregoing, Distributor shall not return to Implant and Implant shall not be responsible for reimbursement for any of the following products: (i) any custom Products which are n t generally available to customers of Implant; (ii) any Products which have been purchased by Distributor more than twelve (12) months prior to the effective date of termination; and (iii) any Products 0 longer carried in Implant's product lines. All costs, including delivery and insurance, incurred in any such return or disposal, shall be borne by Distributor. In addition, Implant may deduct from such reimbursement any amounts due Implant from Distributor for a y reason; such amounts may include, at Implant's reasonable discretion, without limitation, refurbishment and/or upgrade costs relating 0 returned Products used for, and/or damaged during, demonstration r other purposes;

9.4.2 All of the Distributor's right to intangibles used or associated with t e Products shall immediately be transferred and assigned, without further action by Distributor, to Implant, and Distributor will immediately discontinue and refrain from all advertising and use of t e name "Implant", "Quantum Sniffer~, other Implant tradenames, trademarks, logos and designations and trade secrets information;

9.4.3 Distributor shall remain obligated to accept and purchase Products subject to all outstanding orders placed by Distributor with Implant, including, without limitation, work-in-progress, unless express y cancelled or terminated by Implant, and to perform any other ac s which are necessary or appropriate to the orderly winding up of t e dealings between the parties hereunder; and

9.4.4 The confidentiality and noncircumvention obligations of Sections 7 and 15, respectively, of this Agreement shall survive any termination , of this Agreement.

10. Trademarks.

10.1 This Agreement shall not include any license or right to use any trade name r any other trademark or trade name used or claimed by Implant, except that during t e term of this Agreement, Distributor is hereby granted the right to use Implant s trademarks and trade names in, and only in, connection with the sale of Product .
Distributor shall not alter or omit Implant's trademarks or trade names on the Products and shall use such trademarks and trade names on its advertising for the Products. Up n the termination of this Agreement, all such rights to the use of the names and marks cease and terminate, and Distributor shall return to Implant all materials which bear a y trademark or trade name of Implant.

10.2 Distributor shall not use the name "Implant", or any other of Implant s trademarks or tradenames, including variations and alterations thereof, in the name of a y legal entity, business, or association.

11. Independent Contractor. Distributor is an independent contractor and nothing n this Agreement creates the relationship of partnership, joint venture, sales agency r principal and agent, and neither party is the agent of the other, and neither party may ho d itself out as such to any other party, and Distributor has no power or authority in any w y to bind Implant contractually. Distributor shall be free to manage and control its business as it sees fit without the management, control or assistance of Implant, except s otherwise prescribed herein.

12. Force Majeure. The performance of the parties hereunder shall not be subject 0 force majeure and acts of God, including but not limited to insurrections, riots, war , explosions, governmental acts, epidemics, failure of contractors to perform, strikes, fire , accidents, inability to obtain required materials or supplies or qualified labor, and a y applicable law, regulation or restriction of any federal, state or local governmental entity or instrumentality. Nothing herein shall, however, relieve Distributor of its obligation 0 make the payments to Implant required hereunder at the times and in the manner specified.

13. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing, and shall be deemed to have been duly given when delivered personally or sent by registered or certified mail, return receipt request, postage prepaid to the parties hereto at their addresses. Either party may change his or its address for the purpose of this paragraph by written notice similarly given.

14. Publicity. Except as is necessary for governmental notification purposes or 0 comply with applicable laws and regulations or to enforce their respective rights und r this Agreement, and except as otherwise agreed to by the Parties hereto in writing, t e Parties shall (a) keep the material terms of this Agreement confidential and (b) agree upon the text and the exact timing of any press release or public announcement relating 0 the transactions contemplated by this Agreement.

15. Non-Circumvention. During this Agreement, and for a period of no less than t 0 (2) years after its termination, if the Company engages in sales of Products to a y Distributor Protected Party, as further defined herein, and where said Distributor Protected Party was not first known by Company or its agents, then the Company shall pay Distributor, immediately upon the sale of Products compensation in the amounts s set forth in Section 4.3. The term Distributor "Protected Party" shall mean any person r entity interested in purchasing the Products, either directly or through third parties, t at Distributor introduced to the Company in connection with this Agreement. Distributor shall notify Company from time-to-time, in writing, as to any potential customers so t at they may be evaluated for purposes of being considered a Distributor Protected Party. If the Company does notify Distributor that the potential customer is not acceptable as a Distributor Protected Party within ten (10) days of receipt in writing from Distributor then customer will be considered a Distributor Protected Party.

16. Miscellaneous.

16.1 Assignment and Delegation. This Agreement shall not be assignable y Distributor nor shall the performance of the duties of Distributor hereunder be delegable nor shall this Agreement inure to the benefit of any successor, assignee, sub-licensee, trustee or other representative of Distributor, without the prior written consent of Implant, which Implant may withhold in its sole discretion. Any purported attempted assignment hereof without such written consent, either voluntary or by operation of law, shall be v id and of no force and effect. This Agreement shall be binding upon and shall inure to t e benefit of the permitted successors and assigns of the parties hereto.
16.2 Choice of Law. Arbitration. This Agreement shall be deemed to have be n made in the Commonwealth of Massachusetts, and shall, for all purposes, be governed y and construed under the laws thereof without regard for choice of law provisions. Any controversy or claim arising out of or relating to this Agreement, or the breach there f, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of t e American Arbitration Association, and judgment upon the award rendered by t e arbitrator(s) may be entered in any court having jurisdiction thereof. Distributor here y consents to the jurisdiction of, and venue in, the courts of the Commonwealth of Massachusetts and the United States Federal District Court, located in Boston, Massachusetts for such purposes.

16.3 No Waiver. No waiver by either party of any breach or default of any of the covenants or agreements herein contained shall be deemed a waiver as to any subsequent or similar breach or default. No right or remedy herein conferred upon either party is exclusive of any other right or remedy herein or by law or in equity provided or permitted.

16.4 Severability. This Agreement is divisible, and in the event that any provisions herein are held to be invalid, the remaining portions of this Agreement shall remain in full force and effect.

16.5 Attorney's Fees. In the event of any controversy or claim or dispute between the parties hereto arising out of or relating to this Agreement or any purchase orders provided for herein, or the breach thereof, the prevailing party shall be entitled to recover, from the losing party, reasonable attorneys' fees, expenses and costs.

16.6 Entire Agreement. Amendment. This Agreement and the documents specifically provided for herein include the entire transaction between the parties hereto and shall not be changed or amended in any respect unless in writing and signed by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

IMPLANT SCIENCES CORPORATION

By: /s/ Anthony J. Armini
Name: Anthony J. Armini
Title: President & CEO

HOMELAND INTEGRATED SECURITY SYSTEMS, INC.

By: /s/ Brian Riley
Name: Brian Riley

Title: Sec/Treasurer

SCHEDULE l

PRODUCTS

Quantum Sniffer QS-Hl 00 (portable, handheld explosives trace detection device)

Quantum Sniffer QS-BTlOO (desktop explosives trace detection device)

SCHEDULE 2.2

TERRITORY

Lebanon

Sales projects in other areas will be negotiated on a "case-by-case" basis

SCHEDULE 4.1

MINIMUM ANNUAL PURCHASES

Distributor shall purchase a minimum of TWO HUNDRED (200) units annually of the Products as set forth in Schedule 1.

SCHEDULE 4.3

DISTRIBUTOR PRICE DISCOUNT

Discount Schedule*:

Implant agrees to a twenty-five percent (25%) discount off of the MSRP, then in effect, of the Products for each twelve month (12) period beginning on the Effective Date and each anniversary date thereafter (each twelve month (12) period is hereinafter referred to as the "Annual Measurement Period"). However, in the event Distributor fails to purchase at least two hundred (200) units of the Products during each Annual Measurement Period (the "Minimum Preferential Discount Quantity"), then the discount offered will be in accordance with the discount schedule set forth as follows:

1 to 9 units  Fifteen percent (15%) discount

10 to 99 units  Eighteen percent (18%) discount

100 to 199 units  Twenty-five percent (25%) discount

200 units or greater Discount negotiated on a case by case basis

* Discount schedule applies to Quantum Sniffer products: QS-HIOO and QS-BT100

In addition, should the Distributor fail to meet the Minimum Preferential Discount Quantity, Distributor shall refund to Company, within ninety (90) days of each Annual Measurement Period, in cash or off-sets to each subsequent purchase, the difference between the preferential discount of twenty-five percent (25%) and the discount rate as set forth in the schedule above. In the event Distributor purchases in excess of two hundred (200) units of the Products during any Annual Measurement Period, then Company and Distributor shall negotiate in good-faith additional discounts for future purchases during the remainder of that Annual Measurement Period that will not result in an economic detriment to Company.

SCHEDULE 4.3 (continued)

Product Base Price:

As of the Effective Date, the MSRP for the Products are as follows:

QS-HlOO: $29,900

QS-BTlOO: $45,000

The discounts as set forth herein will be applied to the MSRP for the Products and the Products shall be sold to the Distributor at said discounted prices. Notwithstanding, the MSRP for Products is subject to change at the sole discretion of the Company in accordance with the provisions of Section 4.2 of the Agreement.